Exhibit 4.25

28 June 2001

BY FACSIMILE AND POST

GeoLogistics Limited

Royal Court

81 Tweedy Road

Bromley

Kent

BR1 1TW

Facsimile no:	020 8626 6855
For the attention of:	George Papageorghiou

Dear Sirs

We refer to the facility agreement dated 31 March 2000 between yourself as Company and ourselves (as supplemented and amended from time to time, the “Facility Agreement”).

Terms defined in the Facility Agreement have the same meaning when used in this letter.

We write to confirm the agreement reached between us that subject to receipt by us of:

(a)                                  a copy of this letter countersigned on behalf of the Company and the Guarantor;

(b)                                 evidence satisfactory to us that a corresponding amendment has been or will (contemporaneously with the amendment set out below taking effect) be made to the definition of “Maximum Credit” in the Loan Agreement, the definition of “Facility Limit” in Clause 1.1 of the Facility Agreement shall be amended by replacing the words “£15,000,000 or $25,000,000” with the words “£12,529,470 or $21,500,000”.

By countersigning and returning a copy of this letter, each of the Company and the Guarantor shall be deemed to represent to Burdale that, save as specified below, each is in compliance with all of its obligations under the Finance Documents and that there are no outstanding Defaults or Events of Default. It is acknowledged and agreed that the financial statements of the Company and its Subsidiaries have not been delivered to Burdale in accordance with the terms of the Facility Agreement and that such financial statements are to be delivered to Burdale on or before 15 July 2001.

Save as set out above, nothing in this letter shall be deemed to be an amendment to the terms of any Finance Document or a waiver or consent by Burdale to any breach or potential breach (present or future) of any provision of the Finance Documents or any waiver of a Default (howsoever described).

This letter may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

53 Queen Anne Street, London WIC 9HP
t. 020 7935 1115 f. 020 7486 3513 w. www.burdale.co.uk
Offices also in Manchester and Birmingham
Reg. No. 2656009 Incorporated in England and Wales

affiliated to CONGRESS FINANCIAL CORPORATION, A FIRST UNION company

This letter is Finance Document and shall be governed by English law.

Yours faithfully
BURDALE FINANCIAL LIMITED

/s/ [ILLEGIBLE]
Director

Acknowledged and agreed:

GEOLOGISTICS LIMITED

By:	/s/ G. Papageorghiou

As Guarantor under the Guarantee and Indemnity (the “Guarantee”) dated 31 March 2000 between ourselves and Burdale we hereby:

(a)                                  agree (with such agreement taking effect as a deed) that the guarantee given by us in the Guarantee remains in full force and effect and extends to guarantee the obligations of the Company to Burdale under the Finance Documents as amended as described above; and

(b)                                 confirm that the representation set out above and deemed to be given by us on the signing and returning of this letter is correct.

Executed as a deed by
GEOLOGISTICS CORPORATION

By:	/s/ R Jackson

Name:	R Jackson

Title:	VP & General Counsel